EXHIBIT 2.2

AMALGAMATION AGREEMENT

THIS AGREEMENT is made as of the 18th day of August, 2006.

BETWEEN:

(i)	Namredips Ltd., a company incorporated under the laws of Bermuda having its registered office at Milner House, 18 Parliament Street, Hamilton HM FX, Bermuda (“Amalgamation Sub”); and

(ii)	Harbor Global Company Ltd., a company incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”).

WHEREAS, the Company and Amalgamation Sub have agreed to amalgamate pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended, and continue as a Bermuda exempted company on the terms and conditions hereinafter appearing (the remaining company to be known in this Agreement as the “Amalgamated Company”); and

WHEREAS, the board of directors of the Company and the board of directors of Amalgamation Sub have (a) determined that the Amalgamation (as defined below) is advisable and in the best interests of the Company or Amalgamation Sub, as the case may be, and (b) approved and adopted this Agreement, the Transaction Agreement (as defined below), the Amalgamation and the other transactions contemplated by this Agreement and the Transaction Agreement; and

WHEREAS, Parent (as defined below), as the sole shareholder of Amalgamation Sub, has approved this Agreement, the Transaction Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Transaction Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

the “Act” means the Companies Act 1981 of Bermuda, as amended;

this “Agreement” means this Amalgamation Agreement;

the “Amalgamated Company Shares” means the common shares of the Amalgamated Company of US$1.00 par value each;

the “Amalgamation” means the amalgamation of Amalgamation Sub and the Company pursuant to this Agreement and the Act;

the “Amalgamation Consideration” shall have the meaning attributed to such term in the Transaction Agreement;

the “Common Shares” means the common shares of the Company, par value US$0.0025 per share;

the “Dissenting Shareholders” shall have the meaning attributed to such term in the Transaction Agreement;

the “Dissenting Shares” shall have the meaning attributed to such term in the Transaction Agreement;

the “Effective Time” means the date and time at which the Amalgamation becomes effective pursuant to the Act;

the “Excluded Shares” means the Common Shares referred to in Section 2.1(c) of the Transaction Agreement;

“Parent” means Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus; and

the “Transaction Agreement” means the Agreement and Plan of Amalgamation, dated as of August 18, 2006, by and among Parent, Amalgamation Sub and the Company, as amended to the date hereof.

1.2	In this Agreement unless the context otherwise requires:

1.2.1 references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification); and

1.2.2 unless otherwise stated, references to clauses, paragraphs and sections are references to clauses, paragraphs and sections hereof; and

1.2.3 references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4 references to persons shall include companies, partnerships, corporations, associations, individuals, entities, and bodies of persons, whether incorporated or unincorporated; and

1.2.5 clause headings shall not affect the construction hereof.

2.	Amalgamation

Upon the terms and subject to the conditions of the Transaction Agreement and this Agreement, and in accordance with the Act, the parties hereby agree that at the Effective Time, Amalgamation Sub and the Company shall amalgamate pursuant to the Act.

3.	Name, Memorandum and Bye-Laws

3.1	The name of the Amalgamated Company shall be “NHG Ltd.”

3.2	The Memorandum of Association of the Amalgamated Company shall be that of Amalgamation Sub.

3.3	The Bye-Laws of the Amalgamated Company shall be those of Amalgamation Sub.

4.	Directors

The names and addresses of the persons proposed to be directors of the Amalgamated Company are as follows:

Name	Address
Amosov Alexander Vladimirovich	Bolshaya Nikitskaya 17/2, Moscow, Russia 125009

Sytin Pavel Borisovich	Bolshaya Nikitskaya 17/2, Moscow, Russia 125009

5.	Conversion of Shares

5.1	At the Effective Time, by virtue of the Amalgamation and without any action on the part of Amalgamation Sub, the Company or the holders of any shares or securities thereof, pursuant to and in accordance with the terms and conditions of the Transaction Agreement and this Agreement:

5.1.1 each Common Share (other than the Excluded Shares and, subject to Section 2.1(d) of the Transaction Agreement, the Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive the Amalgamation Consideration;

5.1.2 each Excluded Share shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto;

5.1.3 subject to Section 2.1(d) of the Transaction Agreement, each Dissenting Share shall be cancelled and extinguished and converted into the right to receive payment of fair value pursuant to and subject to Section 106 of the Act; provided that if a Dissenting

Shareholder withdraws its claim to receive payment of fair value for its Common Shares, such holder’s right to receive payment of fair value shall be deemed to have converted as of the Effective Time into the right to receive the Amalgamation Consideration in accordance with clause 5.1.1; and

5.1.4 each share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued and fully paid Amalgamated Company Share.

6.	Termination

6.1	This Agreement shall automatically terminate upon the termination of the Transaction Agreement.

6.2	In the event of the termination of this Agreement pursuant to clause 6.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Amalgamation Sub or the Company or any of their respective officers or directors, and all rights and obligations of any party hereto under this Agreement shall cease; provided, however, that nothing herein shall relieve any party from liability for any prior breach of the terms hereof or any liability that such party may have under the Transaction Agreement.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been duly executed by or on behalf of each of the parties hereto.

SIGNED BY	/s/ Stephen G. Kasnet	}
Name: Stephen G. Kasnet
Title: President and CEO
}
for and on behalf of Harbor Global Company Ltd.		}

}

SIGNED BY	/s/ Alexander Amosov	}
Name: Alexander Amosov
Title: Director
}
for and on behalf of Namredips Ltd.		}

}